Exhibit (a)(17)

CITRIX SYSTEMS, INC.

PAPER ELECTION FORM

FOR TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO AMEND ELIGIBLE OPTIONS

DATED SEPTEMBER 11, 2007

THE OFFER EXPIRES AT 11:59 P.M. ET ON OCTOBER 8, 2007,

UNLESS THE OFFER IS EXTENDED.

Name	Employee ID:

Address

Important: Read the instructions to this Election Form before completing and signing this page.

Indicate your decision to tender your Eligible Options identified below for amendment by checking the “Amend Entire Eligible Portion” box. If you do not want to tender one or more of your Eligible Options for amendment, check the “Amend None” box for those particular options. If you do not clearly mark the “Amend Entire Eligible Portion” box with respect to an Eligible Option, your election with respect to that option will default to “Amend None.” In that event, such Eligible Option will not be amended, and you will not become entitled to the cash payment payable with respect to that Eligible Option. In addition, you will be solely responsible for bringing such Eligible Option into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, in order to avoid adverse tax consequences with respect to that option. You may not tender only a portion of an Eligible Option.

Grant Date	Option Number	Option Plan	Exercise Price Per Share	Total Number of Shares Subject to Outstanding Option	Number of Shares Subject to Portion Qualifying as Eligible Option	Actual Grant Date	Fair Market Value of Citrix Stock on Actual Grant Date	Amend Entire Eligible Portion	Amend None
			$					☐	☐

Agreement to Terms of Election

1. If I cease to remain employed by Citrix or any affiliated entity after I tender my Eligible Options but before Citrix accepts those options for amendment, my Eligible Options will not be amended, and I will not become entitled to any Cash Payment.

2. Until the Expiration Date, I will have the right to change my election with respect to my Eligible Options. However, after that date I will have no further right to change my election with respect to my Eligible Options, unless Citrix does not accept my tendered Eligible Options before 11:59 P.M. Eastern Time on October 8, 2007, which is the 20th business day after commencement of the Offer. I may then revoke my elections with respect to my tendered Eligible Options at any time prior to Citrix’s acceptance of those options for amendment pursuant to the Tender Offer.

3. The tender of my Eligible Options pursuant to the procedures described in Section 4 of the Offer to Amend document and the instructions to the Election Form will constitute my acceptance of all of the terms and conditions of the Tender Offer and of the Amendment Agreement. Citrix’s acceptance of my tendered Eligible Options for amendment pursuant to the Tender Offer will constitute a binding agreement between Citrix and me upon the terms and subject to the conditions of the Tender Offer and subject to the Terms of the Amendment Agreement.

4. I am the registered holder of the Eligible Options tendered hereby, and my name and any other information appearing on the cover page of this Election Form are true and correct.

5. I am not required to tender my Eligible Options pursuant to the Tender Offer. However, if I do not tender such options or if those options are not otherwise amended pursuant to the Offer, then I must take other action on my own with respect to those options in order to bring those options into compliance with Section 409A of the Internal Revenue Code and any other similar state tax laws and thereby avoid adverse tax consequences.

6. Citrix cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisor as to the consequences of participating or not participating in the Tender Offer.

7. Under certain circumstances set forth in the Offer to Amend, Citrix may terminate or amend the Tender Offer and postpone its acceptance and amendment of the tendered Eligible Options. In the event the Eligible Options tendered herewith are not accepted for amendment, those options will be returned to me promptly following the expiration or termination of the Offer.

8. I understand that neither Citrix nor Citrix’s Board of Directors is making any recommendation as to whether I should tender or refrain from tendering my Eligible Options for amendment, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the Amended Options resulting from the amendment of my tendered Eligible Options may decline in value and may be “out of the money” when I decide to exercise those options. I further understand that past and current market prices of Citrix common stock may provide little or no basis for predicting what the market price of Citrix common stock will be when Citrix amends my tendered Eligible Options or at any other time in the future.

9. I hereby acknowledge that I have read the documents related to the Offer listed below, each of which is incorporated herein by reference:

Offer to Amend Eligible Options

Instructions to the Election Form

Form of Stock Option Amendment and Cash Payment Agreement

10. I further understand that I will receive an Election Confirmation Statement via email at my Citrix email address listed below within one to two business day after the submission of my Paper Election Form. If I do not receive an Election Confirmation Statement in the timeframe prescribed, I agree that it is my responsibility to confirm that Citrix has received my complete submission by emailing the Stock Administration Department at employeeservices-stock@citrix.com prior to 11:59 P.M. Eastern Time on October 8, 2007.

11. I acknowledge that the Offer and the other documents and communications regarding the Offer are being delivered to me electronically. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a Citrix intranet, the delivery of a document via email or such other means of delivery specified by Citrix. By executing this Paper Election Form, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from Citrix a paper copy of any documents delivered electronically at no cost to me by contacting Citrix by telephone or in writing using the contact information on the Instructions to this Election Form.

12. I hereby elect to participate in the Tender Offer with respect to my Eligible Options as previously identified, and I hereby tender such Eligible Options for amendment in accordance with the Offer to Amend document. I agree that the options identified are the Eligible Options I hold. I agree and understand that the Eligible Options which I have elected to tender in the Tender Offer will be amended by Citrix unless I submit a new, properly completed Election Form prior to the expiration of the Tender Offer.

13. I understand that I must fully complete, sign and deliver this Paper Election Form and return it to Citrix by mailing it to the Citrix Stock Administration Department at Citrix Systems, Inc., Attn: Stock Administration Department, 851 West Cypress Creek Road, Fort Lauderdale, FL 33309 prior to the expiration of the Offer.

Email address:

Employee ID number:

Signature	Date

INSTRUCTIONS TO ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE TENDER OFFER

1. Delivery of Election Form. A properly completed and duly executed (whether that execution is electronic or via paper) Election Form must be received by Citrix by 11:59 P.M. Eastern Time on October 8, 2007. If you are not able to submit your election electronically via the Offer website you must complete a Paper Election Form and return it to Citrix via e-mail to the Stock Administration Department at employeeservices-stock@citrix.com.

Citrix will send an Election Confirmation Statement via email to your Citrix email address within one business day after your submission of your Election Form on the Tender Offer website at https://ctxs.equitybenefits.com, or within one business day of its receipt of your Paper Election Form. If you do not receive an Election Confirmation Statement in the timeframe prescribed, it is your responsibility to email a copy of your Paper Election Form or your Election Information Statement (which you will have printed out from the Tender Offer website at the time you submit your Election Form online) to the Stock Administration Department at employeeservices-stock@citrix.com prior to 11:59 P.M. Eastern Time on October 8, 2007.

You may change your election with respect to your Eligible Options (as defined in the Offer to Amend) at any time up to 11:59 P.M. Eastern Time on October 8, 2007. If the Tender Offer is extended by Citrix beyond that time, you may change your election with respect to your tendered Eligible Options at any time until the extended expiration of the Tender Offer. To validly change or revoke your election, you must access the Tender Offer website at https://ctxs.equitybenefits.com and complete and submit a new Election Form to Citrix prior to the expiration of the Tender Offer or fill out a new Paper Election Form and deliver it to Citrix via e-mail to the Stock Administration Department at employeeservices-stock@citrix.com. You should print a copy of your revised Election Information Statement or make a copy of your revised Paper Election Form and keep such document with your other records for the Tender Offer. You may change your previously submitted elections as many times as you would like prior to the expiration of the Tender Offer.

Citrix will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options will, by completing and executing the Election Form, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Tender Offer.

2. Tenders. If you intend to tender your Eligible Options for amendment pursuant to the Tender Offer, you must access your account at the Tender Offer website https://ctxs.equitybenefits.com and properly complete and duly execute (whether that execution is electronic or via paper) the Election Form or fill out and properly submit a Paper Election Form. If you decide to tender one Eligible Option, you must tender all of your Eligible Options for amendment. While participation in the Tender Offer is completely voluntary, if you elect not to amend your Eligible Options pursuant to the Tender Offer, then you will be solely responsible for any taxes, penalties or interest payable you may incur under Section 409A of the Internal Revenue Code and comparable state taxes.

3. Signatures on This Election Form. If you submit this Election Form through the Tender Offer website, you must electronically sign the Electronic Election Form by confirming your election and clicking “I AGREE”. If you submit a Paper Election Form you must physically sign the Election Form.

4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for paper copies of the Offer to Amend document, the Election Form, these instructions, the Stock Option Amendment and Cash Payment Agreement, may be directed to the Stock Administration Department at employeeservices-stock@citrix.com. Copies will be furnished promptly at Citrix’s expense.

5. Irregularities. Citrix will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tendered option.

Citrix will also decide, in its discretion, all questions as to (i) the portion of each retroactively priced option which comprises an Eligible Option for purposes of the Tender Offer; (ii) the number of shares of common stock purchasable under each Amended Option at the New Exercise Price, (iii) the New Exercise Price to be in effect under each Eligible Option and (iv) the amount of the Cash Payment payable with respect to each Eligible Option. Citrix’s determination of such matters will be final and binding on all parties. Citrix reserves the right to reject any or all tenders which it determines do not comply with the conditions of the Tender Offer, are not in proper form or the acceptance of which would be unlawful. Citrix also reserves the right to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular Eligible Optionee, and Citrix’s interpretation of the terms of the Tender Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering Eligible Optionee or waived by Citrix. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as Citrix shall determine. Neither Citrix nor any other person is or will be obligated to give notice of any defects or irregularities with respect to the tendered options, and no person will incur any liability for failure to give any such notice.

6. Important Tax Information. You should refer to Section 15 of the Offer to Amend document, which contains important U.S. federal tax information concerning the Tender Offer. All Eligible Optionees with Eligible Options are strongly encouraged to consult with their own tax advisors as to the consequences of their participation in the Tender Offer.

7. Copies. You should print a copy of your Election Information Statement, after you have completed and electronically signed your Election Form, or make a copy of your Paper Election Form, and retain it for your records.

IMPORTANT: THE COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY CITRIX BY 11:59 P.M. EASTERN TIME ON OCTOBER 8, 2007.

NOTE: THIS DOCUMENT IS PART OF THE TERMS AND CONDITIONS OF THE TENDER OFFER